EXHIBIT 10.2
TRANSITION AGREEMENT
This Transition Agreement (the “Agreement”) is entered into by and among Bryan Lubel (“Executive”), KORE Wireless Group, Inc., a Delaware corporation (“KORE”) and KORE Group Holdings, Inc., a Delaware corporation (the “Company”), effective as of August 14, 2024 (the “Effective Date”).
1.    Transition.
(a)    Effective as of August 14, 2024, (the “Transition Date”), Executive shall cease serving as the Company’s Executive Vice President, GM, Global Industries and shall be deemed to have resigned from all offices and directorships held at the Company, KORE and their affiliates (including, but not limited to, Executive’s current position as the Company’s Executive Vice President, GM, Global Industries).Executive, however, shall remain employed by the Company as an employee at-will serving in the non-executive officer role of Advisor from the Transition Date through October 31, 2024 (the “Advisory Period End Date”). During the period commencing on the Transition Date and ending on the earlier of the Advisory Period End Date and the actual date of Executive’s termination of employment (such actual date of termination, the “Termination Date”, and such period, the “Advisory Period”), Executive agrees to (i) provide assistance in regulatory or litigation matters involving the Company in which Executive was involved previously; (ii) assist with accomplishing a smooth and orderly transition of Executive’s prior responsibilities as Executive Vice President, GM, Global Industries to other employees of the Company, particularly regarding pending matters of which Executive has the principal knowledge and background information, as directed by the Chief Executive Officer of the Company (the “CEO”), and (iii) not engage in any other employment or consulting services (whether full-time or part-time) with another entity, except as otherwise agreed in advance and in writing with the CEO. During the Advisory Period, (i) Executive shall work remotely and from the offices of the Company, KORE and their affiliates as needed, (ii) his transition services as an Advisor will be provided on an as-and-when-needed basis upon request from the CEO, (iii) Executive will not be considered an officer of the Company and, therefore, will have no control, operational, oversight or other policy-making functions.(iv) he shall report to the CEO and (v) he shall not have the authority to bind or act on behalf of the Company, KORE or any of their affiliates or to make representations on behalf of the Company, KORE or any of their affiliates to their vendors, customers or employees or to manage their employees. As an employee of the Company, during the Advisory Period, Executive shall remain subject to Company policies, including, but not limited to, the Company’s Insider Trading Policy.
(b)    If not terminated earlier pursuant to the terms and conditions of that certain Amended and Restated Employment Agreement, by and between the Company and Executive, dated March 15, 2022 (the “Employment Agreement”), as modified by this Agreement, the Employment Agreement shall remain in full force and effect through the Termination Date; provided, however, that notwithstanding anything provided herein or in the Employment Agreement to the contrary, Executive agrees that at no point shall his change in position, duties, responsibilities or authority or the appointment of a new employee in his previous role as the Company’s Executive Vice President, GM, Global Industries constitute an event giving rise to

Good Reason, as defined in, and for purposes of, the Employment Agreement. If not terminated earlier as described above, the Executive’s employment with the Company and the Employment Agreement shall terminate on the Termination Date. Notwithstanding the foregoing, this Agreement does not supersede the portions of any agreement or understanding with the Company applicable to the Executive’s conduct after the termination of Executive’s employment, including but not limited to the covenants of Executive contained in Section 6 of the Employment Agreement, which shall survive termination of the Employment Agreement and are incorporated herein by reference. For purposes of Section 6 of the Employment Agreement, the Executive acknowledges and agrees that Executive’s compliance with the terms of Section 6 of the Employment Agreement following his termination of employment with the Company is a material inducement for the Company to enter into this Agreement and provide the compensation and benefits described below. The Executive acknowledges and agrees that he has and will receive good and valuable consideration in return for his post-termination covenants.
(c)    Notwithstanding any other provision of this Agreement, the Executive will experience a “separation from service” from the Company within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) as of the Termination Date. Executive acknowledges that the Company and KORE have complied with all notice obligations in connection with Executive’s termination of employment, and the Executive waives any further rights to notice of any kind.
2.    Compensation.    During the Advisory Period, Executive shall continue to be entitled to receive the compensation and benefits Executive is entitled to receive as of the Effective Date as set forth in the Employment Agreement. Notwithstanding the generality of the foregoing, Executive acknowledges and agrees that, during the Advisory Period, Executive shall not be eligible to be granted any equity-based award. For the avoidance of doubt, the outstanding Company restricted stock unit awards held by Executive as of the Effective Date (the “Company RSU Awards”) will continue to vest during the Advisory Period in accordance with their terms.
3.    Termination of Employment.    Upon the Termination Date, unless (i) Executive earlier resigns his employment voluntarily or (ii) the Executive’s employment is earlier terminated by the Company for Cause (as such term is defined in the Employment Agreement), the Company will provide the compensation and benefits set forth in Section 5(b) of the Employment Agreement, payable pursuant to the terms set forth therein and subject to Section 11 of the Employment Agreement. Any and all amounts payable and benefits or additional rights provided pursuant thereto (other than the Accrued Rights (as defined therein)) shall only be payable or provided if the Executive delivers to the Company and does not revoke a general release of employment-related claims in favor of the Company in the form attached hereto as Exhibit A to the Employment Agreement within sixty (60) days following the Termination Date. Any compensation payable to the Executive by the Company is subject to all applicable withholding requirements.
4.    Ongoing Cooperation.        Executive agrees that, during the Transition Period and thereafter, Executive will assist and cooperate with the Company, KORE and their affiliates and their counsel upon the written request of the Company’s CEO, Chief Financial Officer or Chief Legal Officer (i) concerning reasonable requests for information about the business of the Company, KORE and/or their affiliates or Executive’s involvement and participation therein or in any regulatory or litigation matters involving the Company, KORE and/or their affiliates in which Executive was involved previously, (ii) in connection with the defense, prosecution or investigation of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company, KORE and/or their affiliates, including any proceeding before any arbitral, administrative, judicial, legislative, regulatory, or other body or agency, including testifying in any proceeding to the extent such claims, actions, investigations or proceedings relate to services performed or required to be performed by Executive, pertinent knowledge possessed by Executive, any act or omission by Executive or any matter in which Executive was involved previously, and (iii) in connection with any investigation or review by any federal, state or local regulatory, quasi- or self-regulatory or self-governing authority or organization (including, without limitation, the SEC and FINRA) as any such investigation or review relates to services performed or required to be performed by Executive, pertinent knowledge possessed by Executive, any act or omission by Executive or any matter in which Executive was involved. Executive’s full reasonable cooperation shall include, but not be limited to, providing true and complete factual information and producing, if legally permitted, all documents and records in Executive’s possession or control that may be requested by the Company, KORE or their affiliates or their counsel, being available to meet and speak with officers or employees of the Company, KORE and/or their affiliates and/or their counsel at reasonable times and locations, executing documents Executive knows or reasonably believes to be accurate and truthful, appearing at request as a witness at depositions, trials or other proceedings without the necessity of a subpoena, and taking such other actions as may reasonably be requested by the Company, KORE and/or their affiliates and/or their counsel to effectuate the foregoing.
5.    Code Section 409A.
(a)The intent of the parties is that payments and benefits under the Employment Agreement and this Agreement that constitute deferred compensation shall be exempt from, or, if that is not possible, then shall comply with, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”), and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in accordance with such intent. In no event whatsoever shall the Company, KORE and/or their affiliates be liable for any additional tax, interest or penalty that may be imposed on the Executive by Code Section 409A or for damages for failing to be exempt from or comply with Code Section 409A.
(b)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit that constitutes deferred compensation upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A, and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

Notwithstanding anything to the contrary in this Agreement, if the Executive is deemed on the Termination Date to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation subject to Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive and (ii) the date of the Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 5(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(c)To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (i) all such expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive; (ii) any right to such reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; and (iii) no such reimbursement, expenses eligible for reimbursement or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
(d)For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.
(e)Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.
6.    Breach.    In the event Executive breaches Section 6 of the Employment Agreement, (i) any outstanding obligations of the Company hereunder shall terminate (after written notice by the Company to Executive of such material breach and a reasonable opportunity of not less than 10 days following Executive’s receipt of such notice to cure such material breach), and the Company’s covenants hereunder shall be deemed null and void in their entirety, and (ii) Executive will be required to (A) repay to the Company, promptly upon written request from the Company, the gross amount (prior to withholdings) of any compensation and benefits set forth in Section 5(b) of the Employment Agreement paid previously to the Executive; (B) reimburse the Company for any COBRA subsidizes provided previously to the Executive, promptly upon written request from the Company; and (C) (i) forfeit, without further consideration, any equity awards that vested pursuant to the terms of this Agreement during or after the Advisory Period, to the extent such equity awards remain outstanding, (ii) repay to the Company the greater of (1) the value of the stock as of the date of settlement of any equity awards and (2) the then current value of the stock, if the Executive acquired the stock upon settlement of any equity award that vested pursuant to the terms of this Agreement during or after the Advisory Period, to the extent the Executive continues to hold such stock, and (iii) repay to the Company the greater of (1) the value of the stock as of the date of settlement of the equity award and (2) the value of the stock as of the date of disposition of the stock, if the Executive acquired the stock upon settlement of any equity award that vested pursuant to the terms of this Agreement during or after the Advisory Period, to the extent the Executive previously disposed of the stock.
7.    Governing Law.    ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT AND ANY EXHIBITS OR SCHEDULES HERETO WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT (AND ANY SCHEDULE HERETO), EVEN THOUGH UNDER DELAWARE’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY. EACH OF THE PARTIES AGREES THAT ANY DISPUTE BETWEEN THE PARTIES SHALL BE RESOLVED ONLY IN THE COURTS OF THE STATE OF DELAWARE OR THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE AND THE APPELLATE COURTS HAVING JURISDICTION OF APPEALS IN SUCH COURTS.
8.    Waiver of Jury Trial.    EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

9.    Waiver.    The failure to enforce any provision of this Agreement shall not be construed to be a waiver of such provision or to affect the validity of this Agreement or the right of any party to enforce this Agreement.
10.    Descriptive Headings; Interpretation.    The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. The use of the word “including” in this Agreement will be by way of example rather than by limitation.
11.    Severability.    If any sentence, phrase, section, subsection or portion of this Agreement is found to be illegal or unenforceable, such action shall not affect the validity or enforceability of the remaining sentences, phrases, sections, subsections or portions of this Agreement, which shall remain fully valid and enforceable.
12.    Assignment; Successors and Assigns.    The Executive may not make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the Company, and without such consent, any attempted transfer or assignment of such type will be null and of no effect. Any assignment of this Agreement by a Person will not release such Person of such Person’s obligations under this Agreement. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.
13.    No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
14.    Entire Agreement / Amendments.    This Agreement, together with the Employment Agreement, as modified by this Agreement, constitutes the entire agreement between the parties concerning the subject matter hereof. All prior discussions and negotiations have been and are merged and integrated into, and are superseded by, this Agreement, together with the Employment Agreement, as modified by this Agreement. No amendments to this Agreement, together with the Employment Agreement, as modified by this Agreement, will be valid unless written and signed by Executive and an authorized representative of the Company and KORE.
15.    Counterparts.    This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.
16.    Notices. All notices, demands or other communications to be given or delivered by reason of the provisions of this Agreement will be in writing and will be deemed to have been given on the date of personal delivery to the recipient or an officer of the recipient, or when sent by telecopy or facsimile machine to the number shown below on the date of such confirmed facsimile or telecopy transmission (provided that a confirming copy is sent via overnight mail), or when properly deposited for delivery by a nationally recognized commercial overnight delivery service, prepaid, or by deposit in the United States mail, certified or registered mail, postage prepaid, return receipt requested. Such notices, demands and other communications will be sent to each party at the address indicated for such party below:
if to the Executive, to:
The address on file in the books and records of the Company
if to the Company or KORE:
KORE Group Holdings, Inc.
3 Ravinia Drive NE
Suite 500
Atlanta, Georgia 30346
Attention: Chief Legal Officer
Email: jkennedy@korewireless.com
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                    KORE WIRELESS GROUP INC.

By: /s/ Jack W. Kennedy Jr.
Name: Jack W. Kennedy Jr.
Title: Executive Vice President, Chief Legal Officer & Secretary

                    KORE GROUP HOLDINGS, INC.

By: /s/ Jack W. Kennedy Jr.
Name: Jack W. Kennedy Jr.
Title: Executive Vice President, Chief Legal Officer & Secretary

                    THE EXECUTIVE

                    /s/ Bryan Lubel
                        Bryan Lubel